Exhibit 10.19

UNIVAR INC.RELEASE

This Release (“Release”) is entered into this 25th day of August, 2015 by Warren T. Hill (“Executive”) with respect to the separation of the employment relationship between Executive, on one side, and Univar Inc. and Univar N.V. (collectively the “Company”).

1. Executive’s last day of employment with the Company will be August 15, 2015 (“Termination Date”).

2. Executive will be paid $1,215,000, representing his 18 months base pay and 1.5 times target incentive (collectively the “Separation Payment”). Other than the Separation Payment, the Executive and Employer have settled all compensation and benefits earned Executive by virtue of employment with Employer and agreements with Employer, except to the extent that Executive may still be owed: (a) salary earned during the last pay period prior to the Termination Date, (b) vested stock options and owned stock in affiliates of the Company and (c) outplacement service support as indicated in Executive’s Employment Agreement. The payment of the Separation Payment is conditioned upon Executive signing this Release Agreement and not revoking it within the applicable release period described below, and per Executive’s Employment Agreement, because the first and last days of the applicable release period are in two separate taxable year, the payment shall be made in the later year, promptly following the conclusion of the applicable release period (and otherwise in recognition of 409A). The payment shall be made after the expiration of the revocation period described below.

3. Executive hereby releases the Company, Univar N.V., and its affiliates, including without limitation Univar USA Inc. (formerly Vopak USA Inc.) and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied ;tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Agreement, claims that arise after the execution of this Agreement, claims to vested benefits under ERISA, workers’ compensation claims, claims challenging the validity of this Agreement, or any other claims that may not be released under this Agreement in accordance with applicable law. This waiver and release shall not apply to claims arising after Executive’s execution of this Release.

4. Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity and enforceability of this Agreement independent of or in connection with claims arising under the ADEA. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

5. Executive represents and warrants that Executive has turned over to Employer all property of Employer (except cell phone), including without limitation to all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from Employer or its employees or that Executive generated in the course of employment with Employer.

6. Executive specifically agrees as follows:

a.	Executive is knowingly and voluntarily entering into this Release;

b.	Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

c.	Executive is hereby advised by this Release to consult with an attorney prior to executing this Release;

d.	Executive understands he has a period of at least twenty-one (21) days from the date a copy of this

Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

e.	If during the twenty-one (21) day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void and the effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

f.	Upon written notification to the Company, Executive may accept this Agreement before the expiration of the twenty-one (21) days, in which case Executive shall waive the remainder of the 21-day waiting period.

7. Executive hereby acknowledges his obligation to comply with the obligations that survive termination of any agreement he has executed with the Company.

Executive agrees not to disclose any of the terms of this Release or any employment agreement with the Company to anyone, other than Executive’s spouse, attorney, and accountant or as required by law. Disclosure of the terms of this Separation Agreement by anyone to whom Executive discloses them shall be deemed an unauthorized disclosure by Executive.

In exchange for the consideration hereunder, for a period of eighteen (18) months beginning on the effective date of termination, Executive shall not, within any jurisdiction or marketing area in which the Company (or its subsidiaries and its affiliates) is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, or participate in the ownership, management, operation or control of any business of the type and character engaged in or competitive with that conducted by the Company (or its subsidiaries and its affiliates).

Executive shall not directly or indirectly employ, solicit for employment or otherwise contract for the services of any individual who is an employee of the Company or its affiliates for a period of eighteen (18) months from the effective date of termination.

Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or in directly, any confidential knowledge or information with respect to the business, operations, finances, organization or employees of the Company (or its subsidiaries and affiliates) or with respect to trade secrets, confidential or secret processes, services, techniques, product formulations, customer information, marketing or business plans with respect to the Company (or its subsidiaries and affiliates); and Executive will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company (or its subsidiaries and affiliates); provided, however, that Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by Executive.

8. With regard to the subject matter herein, this Release shall be interpreted pursuant to Illinois law.

Executive:

/s/ Warren Terry Hill
(Signature)
Warren Terry Hill

Univar Inc.

By:/s/ Stephen N. Landsman
Title: General Counsel